Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of August 11, 2025 (the “Amendment”), by and between Richard Schmitzer (“Executive”) and James River Group, Inc. (the “Parent Company”).
Recitals
WHEREAS, the Parent Company and Executive are parties to an Employment Agreement dated as of January 15, 2018 (the “Agreement”), which provides for the employment of Executive by the Parent Company to serve as an executive officer of two subsidiaries of the Parent Company: James River Insurance Company (“JRI”) and James River Management Company, Inc. (“JRMC”) (together, the “Companies”, and individually, a “Company), among other things; and
WHEREAS, the Parent Company has approved certain amendments to the Agreement, and Executive has agreed to accept such amendments.
NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows:
1.Section 1.    Section 1 of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:
“1. EMPLOYMENT AND TERM. Effective as of August 11, 2025 (the “Effective Date”), JRI and JRMC each agrees to continue to employ you (the “Executive”) as Senior Vice President, Underwriting, and Executive hereby accepts such continued employment on the terms hereinafter set forth. The term of this Agreement shall commence as of the Effective Date and end on October 15, 2025, automatically and without further written or other notice to Executive, subject to the termination provisions of Section 6; provided, however, that termination of Executive’s employment on October 15, 2025 shall not constitute termination by the Company without Cause as such term is defined in Section 6. This period of employment shall hereafter be referred to as the “Term.””
2.Section 2. Section 2 of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:
“2. COMPENSATION.
(a)Salary. Executive shall be paid a base salary of three hundred thousand dollars ($300,000) per year, payable in periodic installments by JRMC in accordance with its normal payroll practices.

(b)Bonus. Executive shall be eligible to receive a payout under the incentive award for the 2025 performance period in accordance with the terms of the Short-Term Incentive Plan (“STI Plan”) of James River Group Holdings, Ltd. (“Holdings”); provided, that the target amount shall be $458,055 (which amount is prorated based upon your former and new annual salaries), and the minimum and maximum payout amounts shall be 50% and 150% of the target amount, respectively.
(c)Vacation, Benefits. During the Term Executive shall also be entitled to participate in all JRMC employee benefit plans, and to other fringe benefits generally available to executive employees of the Parent Company and its subsidiaries at the employer’s expense, including:
(i)a total of four (4) weeks of paid vacation per annum (not subject to carry over to subsequent years), which will be pro-rated for the last year of the Term; and
(ii)business expense reimbursement for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Companies’ policies and procedures. The amount of expenses eligible for reimbursement during any tax year of Executive shall not affect the expenses eligible for reimbursement in any other tax year. The right to reimbursement provided in this Agreement is not subject to liquidation or exchange for another benefit. In no event shall the reimbursement of an eligible expense occur later than the earlier of (i) six (6) months from the date of incurrence and (ii) the end of the calendar year following the calendar year in which such expense was incurred.
(d)Equity Awards. As of the Effective Date, Executive has outstanding restricted share units that were granted under the Holdings 2014 Long-Term Incentive Plan (the “2014 LTIP”). Such outstanding awards, and the payouts thereunder, will continue to be subject to the 2014 LTIP and any award agreement relating to an outstanding award, including the provisions relating to the vesting of any such award.
(e)Withholdings and Deductions. All payments and compensation under this Agreement shall be subject to all required federal, state and local withholdings and deductions, and such deductions as Executive may instruct JRMC to take that are authorized by applicable law.
(f)Claw-Back. Executive acknowledges that to the extent required by applicable law or written company policy adopted by the Board to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), any bonus and other incentive compensation (if any) shall be subject to any clawback, forfeiture, recoupment or similar requirement as the Board may determine in its sole discretion is necessary or desirable to implement such law or policy.”
3.Section 3. Section 3 of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“3. DUTIES. Executive shall report exclusively and directly to Chief Executive Officer of JRG, Frank D’Orazio. In your capacity as Senior Vice President, Underwriting, you shall serve as a resource to the President of each Company, Todd Sutherland, on such matters that he shall consult with you during the Term, and perform such other duties as may be assigned by the Chief Executive Officer of JRG from time to time. Executive will be expected to work thirty (30) hours per week during the Term. Executive will devote his entire working time, attention, and energies to carrying out and fulfilling his duties and responsibilities under this Agreement. Executive agrees to abide by all policies applicable to employees of the Parent Company and the Companies adopted by their respective boards of directors. Executive’s duties will primarily be performed at the Companies’ offices in Richmond, VA. Executive represents that he is able and willing to engage in business travel as is necessary to perform his duties as Senior Vice President, Underwriting of each of the Companies and to further the Companies’ business interests.”
4.Section 5. (A) Section 5(a) of the Agreement is hereby amended by changing the phrase “President and CEO” to “former President and CEO and the Senior Vice President, Underwriting”.
(B) Section 5(c)(i) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:
“(i)    “Restricted Period” shall mean eighteen (18) months.”
5.Section 6. (A) Section 6(b) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:
“(b)    Termination Without Cause. The Parent Company may terminate Executive at any time without Cause, with or without prior notice.”
(B)Section 6(c) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:
“(c)    [Intentionally Omitted]
(C)Section 6(e) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:
“(e) Expiration of Term. Unless earlier terminated by the Parent Company or Executive pursuant to the provisions of this Section 6, Executive’s employment shall terminate on October 15, 2025, the last day of the Term.”
6.Section 7. (A) Section 7(a) is hereby deleted in its entirety and the following substituted in lieu thereof:
“(a)    If, during the Term, the Parent Company terminates Executive’s employment without Cause, then:

(i)as soon as practicable following such termination but no later than ten (10) days after the Termination Date (as defined below), JRMC shall pay to Executive his accrued but yet unpaid base salary earned through the Termination Date and any accrued, but unused vacation pay through the Termination Date (the “Accrued Obligations”);
(ii)within forty-five (45) days following the Termination Date, JRMC shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date; and
(iii)subject to the execution and delivery of a general release (which release shall not alter or result in the waiver of Executive’s right to exercise the portion of any stock option that vested through the Termination Date, or any rights under this Section 7(a)) in a form acceptable to the Parent Company within forty five (45) days after the Termination Date, which release has not been revoked, Executive is entitled to receive:
(A)an amount equal to Executive’s then current base salary for a period from the Termination Date through the last day of the Term which, in any case shall be paid in periodic installments in accordance with JRMC’s normal payroll practices commencing on the first payroll cycle which is at least ten (10) business days after the 45th day after the Termination Date unless (a) such payment is required to be delayed pursuant to Section 8 below, or (b) the first payroll date which is at least ten (10) business days after the 45th day after the Termination Date occurs in the calendar year following the calendar year of the Termination Date, in which case payments pursuant to this section shall be made no earlier than the first business day of the calendar year following the calendar year of the Termination Date;
(B)the continuation of coverage under all employee benefit insurance plans in which Executive was a participant as of the Termination Date, to the extent such post-employment coverage is authorized by such plans, at JRMC’s expense for a period of the Termination Date through the last day of the Term, provided, however if post-employment coverage is not authorized under JRMC’s health insurance plan, then JRMC will pay Executive the premium cost for health insurance coverage that JRMC would have paid if Executive had continued being a participant in JRMC’s health insurance plan through the last day of the Term; and
(C)payment of Executive’s incentive award pursuant to the terms of the STI Plan and in accordance with Section 2(b), paid in a lump sum on the first payroll date which is at least ten (10) business days after the 45th day after the Termination Date.”

(B)Section 7(b) is hereby deleted in its entirety and the following substituted in lieu thereof:
“(b)    If Executive is terminated by the Parent Company for Cause or due to death or Disability, then:
(i)within ten (10) days following the Termination Date, JRMC shall pay to Executive the Accrued Obligations; and
(ii)within forty-five (45) days following the Termination Date, JRMC shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date.”
(C)Section 7(d) is hereby deleted in its entirety and the following substituted in lieu thereof:
“(d)    For purposes of this Agreement, “Termination Date” means the date of Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”).”
4.Miscellaneous.
(a)Except as specifically amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
(b)This Amendment may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.
(c)This Amendment shall be effective as of the date it is fully executed by all of the parties to the Agreement.
(d)This Amendment shall be construed and administered in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflicts of law which might otherwise apply.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

James River Group, Inc.

By: /s/ Frank N. D’Orazio
Name: Frank N. D’Orazio
Title: Chief Executive Officer
Date: August 12, 2025

ACCEPTED AND AGREED TO:

James River Insurance Company

By: /s/ Angela J. Burnett
Name: Angela J. Burnett
Title: SVP, Chief Human Resources Officer
Date: August 12, 2025

James River Management Company, Inc.

By: /s/ Angela J. Burnett
Name: Angela J. Burnett
Title: SVP, Chief Human Resources Officer
Date: August 12, 2025

Richard Schmitzer

By: /s/ Richard Schmitzer
Name: Richard Schmitzer
Date: August 12, 2025

[Signature Page to Amendment to Richard Schmitzer Employment Agreement]